Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Third Quarter 2018 Results

Continued outperformance and fleet optimization

STAMFORD, CT, November 6, 2018 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (the “Company” or “Eagle Bulk”), one of the world’s largest owner-operators in the Supramax / Ultramax segment, today reported financial results for the three and nine months ended September 30, 2018.

Highlights for the Quarter:

•	Generated net revenues of $69.1 million, representing an increase of $6.4 million or 10% compared to the same period in 2017.
◦TCE Revenue (1) for the quarter equated to $46.5 million, an increase of 31% year-on-year.
◦ Achieved a TCE (1) of $11,281 for the quarter, an increase of 30% year-on-year.

◦	Realized net income of $2.6 million or $0.04 basic and diluted earnings per share, compared to a net loss of $10.3 million or $0.15 per share for the comparable quarter in 2017.

◦	Adjusted EBITDA(2) of $20.2 million, representing an increase of $11.8 million or 140% compared to the same period in 2017.

•	Generated operating cash flows of $38.5 million for the nine months ended September 30, 2018.

•	Entered into agreements to purchase up to 37 exhaust gas cleaning systems ("scrubbers") to be retrofitted on vessels.

•	Took delivery of the Hamburg Eagle and signed the second amendment to the Ultraco Debt Facility and secured $12.8 million financing for the vessel's acquisition.

•
The amendment for the Norwegian Bond Facility has been approved allowing for the proceeds from the sale of Shipco Vessels to be used for the acquisition and installation of scrubbers on the vessels in the Shipco silo.

•	Looking ahead into the fourth quarter of 2018, attained a TCE of $12,407 with approximately 70% of the days fixed for the period thus far.

Gary Vogel, Eagle Bulk's CEO, commented, "The third quarter marks the seventh consecutive quarter where we have outperformed the benchmark Baltic Supramax Index; a significant accomplishment in what has been a steadily rising market. I believe this consistency is attributable to both our Active Management methodology and the quality of our global commercial team.

Separately, during the quarter, we announced the commencement of a scrubber fleet initiative that will position the Company to responsibly meet regulations coming into force in January 2020. Retrofitting up to 37 of our vessels with exhaust gas cleaning systems (scrubbers) is an important strategic initiative that we believe will create a unique competitive advantage for Eagle when the new regulations come into effect.”

Fleet Operating Data

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Ownership Days	4,304	4,346	12,910	11,910
Chartered in Days	632	1,046	2,443	2,304
Available Days	4,824	5,223	15,006	13,872
Operating Days	4,775	5,201	14,880	13,804
Fleet Utilization (%)	99.0%	99.6%	99.2%	99.5%

Results of Operations for the three and nine months ended September 30, 2018 and 2017

For the three months ended September 30, 2018, the Company reported net income of $2.6 million, or basic and diluted earnings of $0.04 per share. In the comparable quarter of 2017, the Company reported a net loss of $10.3 million, or basic and diluted loss of $0.15 per share.

For the nine months ended September 30, 2018, the Company reported net income of $6.1 million, or basic earnings of $0.09 per share and diluted earnings of $0.08 per share. In the comparable period of 2017, the Company reported a net loss of $27.2 million, or basic and diluted loss of $0.40 per share.

We adopted the Financial Accounting Standards Board's ("FASB") Accounting Standards Update ("ASU") 2014-09, "Revenue from Contracts with Customers" ("ASU 2014-09" or "ASC 606") as of January 1, 2018 utilizing the modified retrospective method of transition. The impact of adoption of ASC 606 was not material to our reported financial position or the results of operations for the three and nine months ended September 30, 2018.

Net time and voyage charter revenues

Net time and voyage charter revenues for the three months ended September 30, 2018 were $69.1 million compared with $62.7 million recorded in the comparable quarter in 2017. The increase in revenue was primarily attributable to the improving dry bulk market resulting in higher charter rates offset by a decrease in available days due to lower chartered-in days in the current quarter compared to the comparable period in the prior year.

Net time and voyage charter revenues for the nine months ended September 30, 2018 and 2017 were $223.4 million and $162.2 million, respectively. The increase in revenue was primarily due to an increase in the owned fleet with the purchase of 11 Ultramax vessels partially offset by the sale of six vessels since the first quarter of 2017, along with an increase in chartered-in vessels as well as higher charter rates due to an improving dry bulk market.

Voyage expenses

Voyage expenses for the three months ended September 30, 2018 were $15.1 million compared to $17.5 million in the comparable quarter in 2017. The decrease was mainly attributable to an increase in the number of time charters performed in the current quarter compared to the comparable quarter in the prior year partially offset by an increase in bunker prices year over year.

1TCE revenue and TCE are non-GAAP financial measures. See the reconciliation and table of net revenues to TCE revenue and TCE later in this release for more information on non-GAAP financial measures.

2 EBITDA and Adjusted EBITDA are non-GAAP financial measures. See the reconciliation and table of net income/(loss) to EBITDA and Adjusted EBITDA later in this release for more information on non-GAAP financial measures.

Voyage expenses for the nine months ended September 30, 2018 and 2017 were $54.8 million and $44.2 million, respectively. The increase is primarily due to an increase in bunker prices year over year resulting in higher bunker consumption expense in the current year compared to the prior year.

Vessel expenses

Vessel expenses for the three months ended September 30, 2018 were $19.6 million compared to $20.1 million in the comparable quarter in 2017. The decrease in vessel expenses was attributable to a decrease in owned days after the sale of Thrush in the current quarter compared to the comparable period in the prior year. The ownership days for the three months ended September 30, 2018 and September 30, 2017 were 4,304 and 4,346, respectively.

Average daily vessel operating expenses for our fleet for the three months ended September 30, 2018 and September 30, 2017 were $4,547 and $4,627, respectively. The marginal decrease in daily average vessel operating expenses was primarily due to savings in vessel insurance related costs.

Vessel expenses for the nine months ended September 30, 2018 and 2017 were $61.2 million and $57.4 million, respectively. The increase in vessel expenses was primarily attributable to an increase in the owned fleet after the acquisition of 11 Ultramax vessels during 2017 and 2018, which was partially offset by vessel sales. The ownership days for the nine months ended September 30, 2018 and 2017 were 12,910 and 11,910, respectively.

Average daily vessel operating expenses for our fleet for the nine months ended September 30, 2018 and 2017 were $4,742 and $4,817, respectively. The marginal decrease in daily average vessel operating expenses was primarily due to savings in vessel insurance related costs.

Charter hire expenses

Charter hire expenses for the three months ended September 30, 2018 were $7.5 million compared to $9.7 million in the comparable quarter in 2017. The decrease in charter hire expenses was principally due to a decrease in the number of chartered in vessels on a short-term basis offset by an increase in the average charter hire expense per day. The total chartered in days for the three months ended September 30, 2018 were 632 compared to 1,046 for the comparable quarter in the prior year.

Charter hire expenses for the nine months ended September 30, 2018 and 2017 were $27.8 million and $20.0 million, respectively. The increase in charter hire expenses was primarily due to an increase in the number of chartered in vessels as well as an increase in the average charter hire expense per day due to the improvement in the drybulk market. The total chartered in days for the nine months ended September 30, 2018 and 2017 were 2,443 and 2,304, respectively.

Depreciation and amortization

Depreciation and amortization expense for the three months ended September 30, 2018 and 2017 was $9.5 million and $9.0 million, respectively. Total depreciation and amortization expense for the three months ended September 30, 2018 includes $8.1 million of vessel and other fixed asset depreciation and $1.4 million relating to the amortization of deferred drydocking costs. Comparable amounts for the three months ended September 30, 2017 were $7.9 million of vessel and other fixed asset depreciation and $1.1 million of amortization of deferred drydocking costs. The increase in depreciation was primarily due to the acquisition of 10 Ultramax vessels purchased during 2017 and one vessel purchased in 2018 offset by the sale of four vessels in 2017 and two vessels in 2018. The amortization of drydock expense increased in the current quarter compared to the comparable quarter in the prior year primarily due to the completion of nine drydockings in 2018.

Depreciation and amortization expense for the nine months ended September 30, 2018 and 2017 was $28.0 million and $24.5 million, respectively. Total depreciation and amortization expense for the nine months ended September 30, 2018 includes $24.1 million of vessel and other fixed asset depreciation and $3.9 million relating to the amortization of deferred drydocking costs. Comparable amounts for the nine months ended September 30, 2017 were $21.4 million of vessel and other fixed asset depreciation and $3.1 million of amortization of deferred drydocking costs. The increase in depreciation was primarily due to the acquisition of 10 Ultramax vessels purchased during 2017 and one vessel purchased in 2018 offset by the sale of four vessels in 2017 and two vessels in 2018. The amortization of drydock expense increased in the current quarter compared to the comparable quarter in the prior year primarily due to the completion of nine drydockings in 2018.

General and administrative expenses

General and administrative expenses for the three months ended September 30, 2018 and 2017 were $8.9 million and $8.6 million, respectively. General and administrative expenses include stock-based compensation of $2.1 million and $2.4 million for 2018 and 2017, respectively.

General and administrative expenses for the nine months ended September 30, 2018 and 2017 were $27.7 million and $25.0 million, respectively. General and administrative expenses include stock-based compensation of $8.0 million and $7.0 million for 2018 and 2017, respectively.

Interest expense

Interest expense for the three months ended September 30, 2018 and 2017 was $6.6 million and $7.8 million, respectively. The decrease in interest expense was mainly due to the decrease in amortization of debt discount and debt issuance costs by $1.2 million resulting from the debt refinancing in December 2017 where the high interest bearing Second Lien Facility was repaid in full, offset by an increase in interest expense of $0.4 million on the Ultraco Debt Facility due to higher LIBOR rates and an additional $8.6 million drawdown on the Ultraco Debt Facility relating to the acquisition of one Ultramax vessel in the first quarter of 2018

Interest expense for the nine months ended September 30, 2018 and 2017 was $19.2 million and $21.1 million, respectively. The decrease in interest expense was mainly due to the decrease in amortization of debt discount and debt issuance costs by $3.1 million resulting from the debt refinancing in December 2017 where the high interest bearing Second Lien Facility was repaid in full offset by an increase in the interest expense of $2.1 million on the Ultraco Debt Facility. The prior year interest expense includes three months of interest expense for the Ultraco Debt Facility.

Liquidity and Capital Resources

Net cash provided by operating activities for the nine months ended September 30, 2018 was $38.5 million, compared with net cash used in operating activities of $1.5 million in the comparable nine months ended in 2017. The cash flows from operating activities improved over the prior year primarily due to an increase in charter hire rates driven by improvement in the dry bulk market and positive working capital change as compared to the corresponding period in the prior year, partially offset by higher drydocking expenditures of $6.5 million in 2018 compared to $2.8 million in the comparable period in the prior year.

Net cash used in investing activities for the nine months ended September 30, 2018 was $3.3 million, compared to $155.8 million in the comparable period in the prior year. The Company purchased one Ultramax vessel in the first quarter of 2018 for $21.3 million out of which the Company paid a deposit of $2.2 million as of December 31, 2017. The Company paid $4.2 million as a deposit to purchase an Ultramax vessel, which was delivered in the fourth quarter of 2018. The Company redeemed a short-term certificate of deposit amounting to $4.5 million during the first quarter of 2018. The Company sold the vessels Avocet and Thrush in 2018 for net proceeds of $20.5 million. During the nine months ended September 30, 2017, the Company purchased nine Ultramax vessels for $173.0 million, which was partially offset by proceeds from the sale of vessels of $18.4 million.

Net cash provided by financing activities for the nine months ended September 30, 2018 was $0.2 million compared with $142.1 million in the comparable nine month period in 2017. The Company drew down $8.6 million under the Ultraco Debt Facility in connection with the purchase of one Ultramax vessel, offset by repayment of $5.0 million for the Revolving Loan under the New First Lien Facility. The Company paid $1.4 million of debt issuance costs on the three existing debt facilities and $2.0 million towards shares withheld for taxes due to vesting of restricted shares.

In the nine months ended September 30, 2017, the Company received net proceeds of $96.0 million in a common stock private placement that closed on January 20, 2017. The Company received $40.0 million from the Ultraco Debt Facility and paid $1.5 million of other financing costs. Additionally, the Company repaid $9.2 million of its Term Loan under the First Lien Facility from the proceeds of the sale of the vessels Redwing, Sparrow and Woodstar. Additionally, the Company repaid $5.0 million of the revolving credit facility under the First Lien Facility from cash generated from operations.

As of September 30, 2018, our cash and cash equivalents balance including restricted cash was $91.6 million compared to a cash and cash equivalents balance of $56.3 million as of December 31, 2017.

 As of September 30, 2018, the total availability in the revolving credit facilities under the Super Senior Facility and the New First Lien Facility was $20.0 million.

As of September 30, 2018, the Company’s debt consisted of $200.0 million in outstanding bonds, $60.0 million in term loan under the New First Lien Facility and $69.8 million under the Ultraco Debt Facility.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels which are expected to enhance the revenue earning capabilities and safety of the vessels.

In addition to acquisitions that we may undertake in future periods, the Company's other major capital expenditures include funding the Company's program of regularly scheduled drydocking necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years for vessels older than 15 years and five years for vessels younger than 15 years. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are deferred and amortized to expense on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. In the nine months ended September 30, 2018, nine of our vessels completed drydock and we incurred $6.5 million in drydocking related costs. In the nine months ended September 30, 2017, three vessel were drydocked and we incurred $2.8 million.

On August 14, 2018, the Company entered into a contract for installation of ballast water treatment systems ("BWTS") on 46 of our owned vessels. The projected costs, including installation, is approximately $0.5 million per BWTS. The Company intends to complete the installation during scheduled drydockings.

On September 4, 2018, the Company entered into a series of agreements to purchase up to 37 scrubbers which are to be retrofitted on the vessels. The Agreements are comprised of firm orders for 19 scrubbers and up to an additional 18 units, at the Company’s option. The projected costs, including installation, is approximately $2.0 million per scrubber system. The Company intends to complete the retrofit of all 19 vessels prior to the January 1, 2020 implementation date of the new sulphur emission cap regulation, as set forth by the International Maritime Organization (“IMO”). The Company recorded $4.4 million of scrubber system costs and $0.3 million for ballast water treatment systems in other assets in the condensed consolidated balance sheet as of September 30, 2018.

The following table represents certain information about the estimated costs for anticipated vessel drydockings, BWTS, and Scrubber installations in the next four quarters, along with the anticipated off-hire days:

		Projected Costs(2) (in millions)
Quarter Ending	Off-hire Days(1)	BWTS(3)	Scrubbers(3)	Drydocks
December 31, 2018	30	$0.4	$14.6	$1.6
March 31, 2019	122	$1.4	$9.3	$2.1
June 30, 2019	137	$2.4	$6.7	$1.7
September 30, 2019	92	$2.9	$4.0	$1.7

(1) Actual duration of off-hire days will vary based on the condition of the vessel, yard schedules and other factors.
(2) Actual costs will vary based on various factors, including where the drydockings are actually performed.
(3) BWTS and Scrubbers require advance payments as per the contract terms.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected condensed consolidated financial and other data for the periods indicated below.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Revenues, net	$69,092,740	$62,710,903	$223,402,049	$162,197,184

Voyage expenses	15,126,287	17,462,699	54,845,843	44,195,710
Vessel expenses	19,568,961	20,110,123	61,224,734	57,374,444
Charter hire expenses	7,459,921	9,652,468	27,836,243	19,971,380
Depreciation and amortization	9,460,192	8,980,992	28,009,067	24,494,397
General and administrative expenses	8,882,790	8,620,938	27,692,259	24,989,738
Gain on sale of vessels	(235,695)	(202,487)	(340,768)	(2,100,386)
Total operating expenses	60,262,456	64,624,733	199,267,378	168,925,283
Operating income/(loss)	8,830,284	(1,913,830)	24,134,671	(6,728,099)

Interest expense	6,574,826	7,836,999	19,222,906	21,140,746
Interest income	(130,020)	(142,940)	(337,248)	(518,379)
Other expense /(income)	(199,344)	647,457	(839,321)	(138,206)
Total other expense, net	6,245,462	8,341,516	18,046,337	20,484,161
Net income/(loss)	$2,584,822	$(10,255,346)	$6,088,334	$(27,212,260)

Weighted average shares outstanding:
Basic	70,649,556	70,329,252	70,539,951	68,782,517
Diluted	72,356,655	70,329,252	71,855,683	68,782,517

Per share amounts:
Basic income/(loss)	$0.04	$(0.15)	$0.09	$(0.40)
Diluted income/(loss)	$0.04	$(0.15)	$0.08	$(0.40)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2018	December 31, 2017
ASSETS:
Current assets:
Cash and cash equivalents	$80,737,065	$56,251,044
Accounts receivable	16,142,605	17,246,540
Prepaid expenses	2,268,409	3,010,766
Short-term investment	—	4,500,000
Inventories	13,276,431	14,113,079
Vessel held for sale	—	9,316,095
Other current assets	2,693,532	785,027
Total current assets	115,118,042	105,222,551
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $121,559,765 and $99,910,416, respectively	678,145,389	690,236,419
Advance for vessel purchase	4,235,000	2,201,773
Other fixed assets, net of accumulated amortization of $480,408 and $343,799, respectively	631,572	617,343
Restricted cash	10,907,592	74,917
Deferred drydock costs, net	11,859,492	9,749,751
Deferred financing costs - Super Senior Facility	285,342	190,000
Other assets	5,311,124	57,181
Total noncurrent assets	711,375,511	703,127,384
Total assets	$826,493,553	$808,349,935
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,909,052	$7,470,844
Accrued interest	5,951,817	1,790,315
Other accrued liabilities	8,122,256	11,810,366
Fair value of derivatives	585,795	73,170
Unearned charter hire revenue	5,974,568	5,678,673
Current portion of long-term debt	23,750,285	4,000,000
Total current liabilities	53,293,773	30,823,368
Noncurrent liabilities:
Norwegian Bond Debt, net of debt discount and debt issuance costs	186,702,844	189,950,329
New First Lien Facility, net of debt discount and debt issuance costs	50,271,447	63,758,185
Ultraco Debt Facility, net of debt discount and debt issuance costs	61,550,621	59,975,162
Other liabilities	212,788	177,846
Fair value below contract value of time charters acquired	1,988,586	2,500,012
Total noncurrent liabilities	300,726,286	316,361,534
Total liabilities	354,020,059	347,184,902
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized, none issued as of September 30, 2018 and December 31, 2017	—	—

Common stock, $0.01 par value, 700,000,000 shares authorized, 70,924,609 and 70,394,307 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	709,247	703,944
Additional paid-in capital	893,627,836	887,625,902
Accumulated deficit	(421,863,589)	(427,164,813)
Total stockholders’ equity	472,473,494	461,165,033
Total liabilities and stockholders’ equity	$826,493,553	$808,349,935

CONDENSED CONSOLIDATED CASH FLOWS

	Nine Months Ended
	September 30, 2018	September 30, 2017
Cash flows from operating activities:
Net income/(loss)	$6,088,334	$(27,212,260)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation	24,115,813	21,436,051
Amortization of deferred drydocking costs	3,893,254	3,058,346
Amortization of debt issuance costs	1,433,971	4,558,145
Amortization of fair value below contract value of time charter acquired	(511,426)	(546,308)
Payment-in-kind interest on debt	—	7,749,872
Net unrealized gain on fair value of derivative instruments	(52,506)	126,651
Stock-based compensation expense	8,020,566	6,998,960
Drydocking expenditures	(6,536,478)	(2,772,678)
Gain on sale of vessels	(340,768)	(2,100,386)
Fees paid on time charter termination	—	(1,500,000)
Changes in operating assets and liabilities:
Accounts receivable	1,103,935	(5,068,678)
Other current and non-current assets	(553,987)	(1,917,446)
Prepaid expenses	742,357	972,635
Inventories	836,648	(1,725,658)
Fair value of derivatives		—
Accounts payable	1,438,208	97,856
Accrued interest	4,161,502	11,578
Other accrued and other non-current liabilities	(4,061,872)	(2,211,819)
Unearned revenue	(1,287,723)	1,527,824
Net cash provided by operating activities	38,489,828	1,482,685

Cash flows from investing activities:
Purchase of vessels and vessel improvements	(20,043,324)	(174,004,286)
Advance paid for purchase of vessel and scrubbers	(8,182,119)	—
Proceeds from redemption of Short-term investment	4,500,000	—
Proceeds from sale of vessels	20,545,202	18,400,000
Purchase of other fixed assets	(148,770)	(183,344)
Net cash used in investing activities	(3,329,011)	(155,787,630)

Cash flows from financing activities:
Repayment of term loan under First Lien Facility	—	(9,200,000)
Repayment of revolver loan under First Lien Facility	—	(5,000,000)
Repayment of revolver loan under New First Lien Facility	(5,000,000)	—
Proceeds from Ultraco Debt Facility	8,600,000	61,200,000
Proceeds from the common stock private placement, net of issuance costs	—	96,030,003
Cash received from exercise of stock options	4,866	—
Cash used to settle net share equity awards	(2,018,195)	—
Financing costs paid to the lender - Ultraco Debt Facility	—	(918,000)
Other financing costs	(1,428,792)	—
Net cash provided by financing activities	157,879	142,112,003

Net increase/(decrease) in cash and cash equivalents and restricted cash	35,318,696	(12,192,942)
Cash and cash equivalents and restricted cash at beginning of period	56,325,961	76,591,027
Cash and cash equivalents and restricted cash at end of period	$91,644,657	$64,398,085
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for interest	$13,627,434	$8,821,178
Non-cash deferred financing costs included in other liabilities	—	575,000

Reconciliation of Net income/(loss) to EBITDA and Adjusted EBITDA

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as net income /(loss) under GAAP attributable to the Company adjusted for interest, income taxes, depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. Our Adjusted EBITDA should not be considered an alternative to net income/(loss), operating income/(loss), cash flows provided by/(used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.  Adjusted EBITDA represents EBITDA adjusted to exclude the items which represent certain non-cash, one-time and other items such as vessel impairment, gain /(loss) on sale of vessels, restructuring expenses and stock-based compensation expenses that the Company believes are not indicative of the ongoing performance of its core operations. The following table presents a reconciliation of our net income/(loss) to EBITDA and Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net income/(loss)	$2,584,822	$(10,255,346)	$6,088,334	$(27,212,260)
Adjustments to reconcile net income/(loss) to EBITDA:
Interest expense	6,574,826	7,836,999	19,222,906	21,140,746
Interest Income	(130,020)	(142,940)	(337,248)	(518,379)
Income taxes	—	—	—	—
EBIT	9,029,628	(2,561,287)	24,973,992	(6,589,893)
Depreciation and amortization	9,460,192	8,980,992	28,009,067	24,494,397
EBITDA	18,489,820	6,419,705	52,983,059	17,904,504
Non-cash, one-time and other adjustments to EBITDA(1):	1,693,885	1,977,247	7,168,372	4,352,266
Adjusted EBITDA	$20,183,705	$8,396,952	$60,151,431	$22,256,770

(1)	One-time and other adjustments to EBITDA includes stock-based compensation, (gain)/loss on sale of vessels and amortization of fair value below contract value of time charter acquired.

Reconciliation of net revenues to TCE

Time charter equivalent ("TCE") is a non-GAAP financial measure that is commonly used in the shipping industry primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The Company defines TCE as shipping revenues less voyage expenses and charter hire expenses, adjusted for the impact of one legacy time charter and realized gains on FFAs and bunker swaps, divided by the number of owned available days. TCE provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. The Company's calculation of TCE may not be comparable to that reported by other companies. The Company calculates relative performance by comparing TCE against the Baltic Supramax Index ("BSI") adjusted for commissions and fleet makeup. Owned available days is the number of our ownership days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

The following table presents the reconciliation of revenues, net to TCE:

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Revenues, net	$69,092,740	$62,710,903	$223,402,049	$162,197,184
Less:
Voyage expenses	(15,126,287)	(17,462,699)	(54,845,843)	(44,195,710)
Charter hire expenses	(7,459,921)	(9,652,468)	(27,836,243)	(19,971,380)
Reversal of one legacy time charter	497,237	328,703	6,407	610,701
Realized gain on FFAs and bunker swaps	284,303	248,245	745,807	331,138
TCE revenue	47,288,072	36,172,684	141,472,177	98,971,933

Owned available days	4,192	4,177	12,563	11,568
TCE	$11,281	$8,660	$11,261	$8,556

Glossary of Terms:

Ownership days: We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we recorded during a period.

Chartered-in under operating lease days: We define chartered-in under operating lease days as the aggregate number of days in a period during which we chartered-in vessels. Periodically, the Company charters in vessels on a single trip basis.

Available days: We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: We define operating days as the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at high utilization rates.

Definitions of capitalized terms related to our Indebtedness

Ultraco Debt Facility: Ultraco Debt Facility refers to the credit facility for $69.8 million entered into by and among Eagle Bulk Ultraco LLC, a wholly-owned subsidiary of the Company ("Ultraco"), as borrower, certain wholly-owned vessel-owning subsidiaries of Ultraco, as guarantors, the lenders thereunder, the swap banks party thereto, ABN AMRO Capital USA LLC, as facility agent and security trustee for the Ultraco Lenders, ABN AMRO Capital USA LLC, DVB Bank SE and Skandinaviska Enskilda Banken AB (publ), as mandated lead arrangers, and ABN AMRO Capital USA LLC, as arranger and bookrunner on June 28, 2017. The proceeds were used to finance the acquisition of nine Ultramax vessels during 2017 and one Ultramax vessel in the first quarter of 2018.

Norwegian Bond Debt: Norwegian Bond Debt refers to the Senior Secured Bonds issued by Eagle Bulk Shipco LLC, a wholly-owned subsidiary of the Company("Shipco"), as borrower, certain wholly-owned vessel-owning subsidiaries of Shipco, as guarantors ("Shipco Vessels"), on November 28, 2017 for $200.0 million, pursuant to those certain Bond Terms, dated as of November 22, 2017, by and between Shipco, as issuer, and Nordic Trustee AS, a company existing under the laws of Norway (the “Bond Trustee”). The bonds are secured by 27 vessels The proceeds were used to repay the outstanding debt under the First Lien Facility and the Second Lien Facility.

New First Lien Facility: New First Lien Facility refers to the credit facility for $65.0 million (term loan and revolver) entered into by and among Eagle Shipping LLC, a wholly-owned subsidiary of the Company ("Eagle Shipping"), as borrower, certain wholly-owned vessel-owning subsidiaries of Eagle Shipping, as guarantors, the lenders thereunder, the swap banks party thereto, ABN AMRO Capital USA LLC, as facility agent and security trustee for the Lenders, ABN AMRO Capital USA LLC, Credit Agricole Corporate and Investment Bank and Skandinaviska Enskilda Banken AB (publ), as mandated lead arrangers, and ABN AMRO Capital USA LLC, as arranger and bookrunner on December 8, 2017. The proceeds were used to repay the outstanding debt under the First Lien Facility and the Second Lien Facility. The Company repaid the $5.0 million revolver loan in the first quarter of 2018.

First Lien Facility: First Lien Facility refers to an Amended and Restated First Lien Loan Agreement, dated as of March 30, 2016, made by, among others, Eagle Shipping, as borrower, the banks and financial institutions party thereto and ABN AMRO Capital USA LLC, as security trustee and facility agent. The debt was fully discharged on December 8, 2017.

Second Lien Facility: Second Lien Facility refers to Second Lien Credit Agreement, dated as of March 30, 2016, made by, among others, Eagle Shipping LLC, as borrower, the individuals and financial institutions party thereto and Wilmington Savings Fund Society, FSB as second lien agent for $60.0 million. The debt was fully discharged on December 8, 2017.

Super Senior Facility: Super Senior Facility refers to the $15.0 million revolver facility entered into by and among, Shipco, as borrower, and ABN AMRO Capital USA LLC, as original lender, mandated lead arranger and agent. The facility is currently undrawn and the $15.0 million is fully available for acquisition of vessels or working capital purposes.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:00 a.m. ET on Wednesday, November 7, 2018, to discuss the third quarter results.

To participate in the teleconference, investors and analysts are invited to call 1 844-282-4411 in the U.S., or 1 512-900-2336 outside of the U.S., and reference participant code 4297369. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call from 11:00 AM ET on November 7, 2018 until 11:00 AM ET on November 16, 2018. To access the replay, call +1 855-859-2056 in the U.S., or +1 404-537-3406 outside of the U.S., and reference passcode 4297369.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. The Company owns one of the largest fleets of Supramax / Ultramax dry bulk vessels in the world. Supramax / Ultramax vessels are constructed with on-board cranes and range in size from approximately 50,000 to 65,000 dwt. The Company transports a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.

Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in vessel operating expenses, including drydocking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.
 Contact:

Company Contact:
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 203-276-8100

Media:
Jonathan Morgan
Alex Hinson
Perry Street Communications, New York
Tel. +1 212-741-0014
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Source: Eagle Bulk Shipping Inc.